Exhibit 8.1

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002-6760

December 21, 2005

Sunoco Logistics Partners L.P.

Sunoco Logistics Partners Operations L.P.

Sunoco Partners Marketing & Terminals L.P.

Sunoco Pipeline L.P.

Mellon Bank Center

1735 Market Street, Ste. LL

Philadelphia, PA 19103-7583

RE: SUNOCO LOGISTIC PARTNERS L.P. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel for Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Operating Partnership”), Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership (“Sunoco Marketing & Terminals”), and Sunoco Pipeline L.P., a Texas limited partnership (“Sunoco Pipeline” and, together with Sunoco Marketing & Terminals, the “Subsidiary Guarantors”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering (i) securities to be issued and sold by the Partnership, the Operating Partnership, and the Subsidiary Guarantors from time to time pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $500,000,000; and (ii) the offer and sale by certain unitholders of the Partnership of up to 5,000,000 common units representing limited partner interests in the Partnership. The securities to be issued and sold by the Partnership and Operating Partnership include (i) common units representing limited partner interests in the Partnership (the “Common Units”); (ii) unsecured debt securities of the Operating Partnership, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”); and (iii) guarantees (the “Guarantees”) of such Debt Securities by one or more of the Partnership and the Subsidiary Guarantors. The Common Units, the Debt Securities and the Guarantees are collectively referred to herein as the “Securities.” We have also participated in the preparation of the Prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit.

In connection therewith, we prepared the discussion set forth under the caption “Material Tax Considerations” in the Prospectus (the “Discussion”). All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Prospectus. In addition, we are of the opinion that the federal income tax discussion in the Prospectus with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002-6760

(except for the representations and statements of fact of the Partnership and its general partner, included in such discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

VINSON & ELKINS L.L.P.